________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 8-K/A

               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                               February 16, 2001

                              HOMESTORE.COM, INC.

                                --------------
            (Exact name of registrant as specified in its charter)



           Delaware                   000-26659               95-4438337
           ---------                  ---------               ----------
 (State or other jurisdiction        (Commission            (IRS Employer
       of incorporation)             File Number)        Identification No.)

                           30700 Russell Ranch Road
                      Westlake Village, California 91362

                   (Address of Principal Executive Offices)
                                  (Zip Code)

      Registrant's telephone number, including area code: (805) 557-2300

                                Not Applicable
                                ---------------
         (Former name or former address, if changed since last report)

________________________________________________________________________________

     This amendment to the Current Report on Form 8-K originally dated February 16, 2001, is being filed in order to include the historical financial statements of the Move.com Group (the "Group") and the unaudited pro forma financial information listed below.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial statements of business acquired.

     The following financial statements of the Group are included in this report:

     Audited consolidated balance sheets of the Group as of December 31, 2000 and 1999, and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000.

(b)  Pro forma financial information.

     The following unaudited pro forma condensed financial information is being filed herewith:

     Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of December 31, 2000.

     Unaudited Pro Forma Condensed Combined Consolidated Statement of Operation for the year ended December 31, 2000.

     Notes to the unaudited Pro Forma Condensed Combined Consolidated Financial Information.

Item 7(a). FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Cendant Corporation
Parsippany, New Jersey

     We have audited the accompanying combined balance sheets of Move.com Group (the "Group"), as defined in Note 1, as of December 31, 2000 and 1999 and the related combined statements of operations, cash flows and group equity for each of the three years in the period ended December 31, 2000. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Group as of December 31, 2000 and 1999 and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                       /s/ DELOITTE & TOUCHE LLP


New York, New York
February 2, 2001
(February 16, 2001 as to Note 14)

                                 Move.com Group
                       COMBINED STATEMENTS OF OPERATIONS
                                 (In thousands)




                                               Years Ended December 31,
                                            ------------------------------
                                              2000       1999       1998
                                            --------   --------   --------

Net revenue                                 $ 97,869   $ 79,826   $ 83,509
Cost of revenue                               29,584     13,935      8,497
                                            --------   --------   --------
 Gross profit                                 68,285     65,891     75,012
                                            --------   --------   --------

Expenses
 Selling and marketing                       103,306     44,010     50,543
 General and administrative                   46,021     36,279     25,815
 Product development                           7,403      3,922        193
 Depreciation and amortization                 7,102      4,465      3,599
 Restructuring and other unusual charges       2,384          -          -
 Interest, net                                  (430)         -          -
                                            --------   --------   --------
   Total expenses                            165,786     88,676     80,150
                                            --------   --------   --------

Loss before income tax benefit               (97,501)   (22,785)    (5,138)
Income tax benefit                           (38,777)    (8,817)    (1,725)
                                            --------   --------   --------
Net loss                                    $(58,724)  $(13,968)  $ (3,413)
                                            ========   ========   ========


                  See Notes to Combined Financial Statements.

                                 Move.com Group
                            COMBINED BALANCE SHEETS
                                 (In thousands)


                                                     December 31,
                                                  ------------------

                                                    2000      1999
                                                  --------  --------

Assets
Current assets
 Cash and cash equivalents                        $    981  $  1,000
 Accounts receivable (net of allowance for
  doubtful accounts of $11,917
  and $5,547, respectively)                         21,688    20,589
 Investment in marketable securities                 2,353         -
 Other current assets                                2,371     2,949
 Deferred income taxes                              15,121       491
                                                  --------  --------
Total current assets                                42,514    25,029
                                                  --------  --------

Investment in restricted securities                 11,603         -
Property and equipment, net                         21,507    10,536
Goodwill, net                                       15,756    14,922
Deferred income taxes                                3,465     1,199
Other assets                                         2,768     2,760
                                                  --------  --------
Total assets                                      $ 97,613  $ 54,446
                                                  ========  ========

Liabilities and group equity
Current liabilities
 Accounts payable                                 $  5,785  $  3,256
 Accrued employee compensation                       3,356     7,293
 Accrued expenses                                   11,206     7,589
 Deferred income                                    13,394    12,492
                                                  --------  --------
Total current liabilities                           33,741    30,630
                                                  --------  --------

Noncurrent liabilities                               4,229     1,097
                                                  --------  --------

Commitments and contingencies (Note 8)

Group equity                                        59,643    22,719
                                                  --------  --------

Total liabilities and group equity                $ 97,613  $ 54,446
                                                  ========  ========


                  See Notes to Combined Financial Statements.

                                Move.com Group
                       COMBINED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                   Years Ended December 31,
                                                          ---------------------------------------
                                                              2000           1999          1998
                                                          ----------     ----------    ----------
Operating Activities
 Net loss                                                 $  (58,724)    $  (13,968)   $   (3,413)
 Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
   Depreciation and amortization                               7,102          4,465         3,599
   Provision for doubtful accounts                             8,867          1,025           685
   Non-cash stock option compensation                          3,522            264             -
   (Gain) loss on disposal of assets                             (99)           282           280
   Loss on sale of marketable securities                       2,924              -             -
   Deferred income taxes                                      (6,458)        (1,491)           23
   Net change in assets and liabilities from
     operations, net of acquisitions:
      Accounts receivable                                     (9,966)        (5,246)       (3,872)
      Other current assets                                       578         (2,465)          (40)
      Accounts payable and other current liabilities           2,209          8,296         4,125
      Deferred income                                          2,351          7,153        (1,777)
      Noncurrent liabilities                                    (817)        (1,709)        2,806
      Other                                                       (8)          (624)          (39)
                                                          ----------     ----------    ----------
Net cash (used in) provided by operating activities          (48,519)        (4,018)        2,377
                                                          ----------     ----------    ----------

Investing Activities
 Property and equipment additions                            (15,685)        (3,645)       (4,368)
 Acquisition related payments                                      -              -          (240)
 Proceeds from sale of marketable securities                   2,790              -             -
 Proceeds from disposal of assets                                461              -             -
 Other, net                                                        -              2             -
                                                          ----------     ----------    ----------
Net cash used in investing activities                        (12,434)        (3,643)       (4,608)
                                                          ----------     ----------    ----------

Financing Activities
 Net funding from Cendant                                     60,934          8,661         2,231
                                                          ----------     ----------    ----------

Net (decrease) increase in cash and cash equivalents             (19)         1,000             -
Cash and cash equivalents, beginning of year                   1,000              -             -
                                                          ----------     ----------    ----------
Cash and cash equivalents, end of year                    $      981     $    1,000    $        -
                                                          ==========     ==========    ==========
Supplemental Disclosure of Cash Flow Information
 Income tax payments                                      $        -       $     44    $       71
                                                          ==========       ========    ==========

Supplemental Non-Cash Investing Activities
 Move.com common stock issued in conjunction
  with investment in marketable securities                $   40,000       $      -    $        -
                                                          ==========       ========    ==========

 Move.com common stock issued in conjunction
  with purchase business combinations                     $    3,608       $           $        -
                                                          ==========       ========    ==========

                  See Notes to Combined Financial Statements.

                                 Move.com Group
                      COMBINED STATEMENTS OF GROUP EQUITY
                                 (In thousands)




Balance at January 1, 1998                                          $  29,208

Net loss                                                               (3,413)

Net funding from Cendant                                                2,231
                                                                    ---------

Balance at December 31, 1998                                           28,026

Net loss                                                              (13,968)

Net funding from Cendant                                                8,661
                                                                    ---------
Balance at December 31, 1999                                           22,719

Net loss                                                              (58,724)

Other comprehensive loss                                              (15,673)

Net funding from Cendant *                                            111,321
                                                                    ---------

Balance at December 31, 2000                                        $  59,643
                                                                    =========



* Net funding from Cendant for the year ended December 31, 2000:


 Cash financing activities                                          $  60,934
 Assignment of proceeds from Move.com common stock issuances           43,608
 Put option issued in connection with Housenet acquisition             (2,500)
 Stock compensation                                                     3,522
 Assignment of investments                                              5,765
 Other                                                                     (8)
                                                                    ---------
 Net funding from Cendant                                           $ 111,321
                                                                    =========


                  See Notes to Combined Financial Statements.

                                 Move.com Group
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Move.com Group (the "Group") is a combined reporting entity comprised of Welcome Wagon International, Inc. and certain subsidiaries ("Welcome Wagon") and Move.com, Inc. and certain subsidiaries ("Move.com"). The Group operates as two segments, Welcome Wagon, which distributes welcoming packages to new homeowners that include discounts for local merchants through its online and offline resources, and Move.com, which provides a broad range of quality relocation, real estate and home-related products and services through its flagship portal site, move.com and the move.com network. The move.com Web site was launched on January 27, 2000.

All entities within the Group are wholly-owned or majority-owned subsidiaries of Cendant Corporation ("Cendant" or the "Parent Company"). The combined financial statements of the Group represent the aggregation of the accounts and transactions of the following legal entities:

Welcome Wagon International, Inc.
  GTKY Printing & Mailing Corp.
  Getko Direct Response Ltd.

Move.com, Inc.
  Move.com Mortgage, Inc.
  Move.com Operations, Inc.
  Rent Net, Inc.
  Housenet, Inc.
  Move.com U.K. Ltd.

The Group's operations exclude the results of Getko of Canada Ltd., National Home Connections, LLC and MetroRent.

The accompanying Combined Financial Statements include the accounts and transactions of all of the above-mentioned legal entities. All inter-Group accounts and transactions have been eliminated.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Group considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist of accounts receivable. Management periodically performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. During the years ended December 31, 2000, 1999 and 1998, no customers accounted for more than 10% of net revenue or net accounts receivable.

Fair Value of Financial Instruments

The Group's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value, because of the short-term maturity.

Investments

Investment in marketable securities is classified as available for sale and is carried at fair value, which is determined based upon quoted market prices. The corresponding net unrealized gains or losses are reported in group equity. Investment in restricted securities is restricted as to its sale and, accordingly, is recorded at cost.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets of three, five or seven years. Amortization of leasehold improvements is computed using the straight-line method over the estimated useful lives of the related assets or the lease term, if shorter.

Goodwill

Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized on a straight-line basis over an estimated useful life of five years. At December 31, 2000 and 1999, accumulated amortization amounted to $11,401 and $8,603, respectively.

Asset Impairment

Whenever events or changes in circumstances indicate that the carrying amount of intangible assets and long-lived assets might not be recoverable, the Group evaluates the recoverability of its investments, comparing the respective carrying values to the current and expected future undiscounted cash flows, to be generated from such assets. Property and equipment is evaluated separately within each business. The recoverability of goodwill is evaluated on a separate basis for each acquisition. Any enterprise goodwill is also evaluated using the undiscounted cash flow method.

Insurance Contracts

Under the terms of a purchase agreement, the Group made premium payments for various insurance contracts in which the Group retains a residual interest. The Group's residual interest in these contracts approximates their respective cash surrender value.

Revenue Recognition

Welcome Wagon recognizes revenues from advertising contracts with local merchants and professionals to be distributed as complimentary welcoming packages to new homeowners and other consumers throughout the United States at the time of sale of these advertisements or at the time the Group fulfills its obligation under the contract (by distributing the packages to the consumers), depending on the terms of the sale or sales contract.

Move.com revenue sources include revenue from listing subscription fees (paid by various apartment, senior housing, corporate housing and self storage managers), banner advertising commitments and sponsorship advertising contracts. Revenue from the listing subscription fees, including any up-front payments, is recognized on a straight-line basis over the contract period, which is generally one year. Banner advertising commitments (ranging from one week to one year) and sponsorship advertising contracts (ranging from three months to three years), including any up-front payments, are recognized ratably over the period in which the advertisement is displayed, provided that no significant Group obligations remain at the end of a period and collection of the resulting receivable is probable. The Group obligations may include guarantees of minimum number of "impressions", or times that an advertisement appears in pages viewed by users. To the extent minimum guaranteed impressions are not met, the Group defers recognition of revenues until the remaining guaranteed impression levels are achieved.

Revenue is recorded net of price adjustments.

Deferred income represents the unearned portion of listing and advertising fees received and/or billed in advance.

Product Development Expenses

Product development expenses are expensed as incurred and include costs incurred by the Group to develop and enhance the move.com network.

Advertising Expenses

Advertising is expensed in the period incurred. For the years December 31, 2000, 1999 and 1998, advertising expenses were $58,736, $13,176 and $6,919, respectively.

Commission Expenses

Commissions are expensed in the period incurred. For the years ended December 31, 2000, 1999 and 1998, commission expenses were $10,266, $10,239 and $8,538, respectively.

Income Taxes

The Group is included in the consolidated federal income tax return of Cendant. In addition, the Group files unitary and combined state income tax returns with Cendant in jurisdictions where required. As such, income tax expense or benefit is allocated to the Group, and reflected in the Group's financial statements, in accordance with Cendant's tax allocation policy.

Cendant's tax allocation policy provides that the financial statement expense or benefit, as the case may be, will be allocated to the Group in an amount equal to the difference between (x) the consolidated income tax expense or benefit of Cendant for financial statement purposes, and (y) the consolidated income tax expense or benefit of Cendant for financial statement purposes computed without including the Group's financial statement pretax income and any other relevant amounts properly allocable to the Group. If the above computation results in a positive amount, such amount will be allocated to the Group as a tax expense. If the above computation results in a negative amount, such amount will be allocated to the Group as a tax benefit.

A valuation allowance of the tax assets is not considered necessary by the Group based on the Parent Company's ability to utilize such tax assets.

Recent Accounting Pronouncements

In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivatives be recorded in the balance sheet as assets or liabilities and measured at fair value. Adoption of these new standards will result in a non-cash charge of $2,676 ($1,611, after tax) to account for the cumulative effect of the accounting change in the first quarter of 2001.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on the Group's financial position, results of operations or cash flows.

3.  COMPREHENSIVE LOSS

The components of comprehensive loss are summarized as follows:

                                                                         Year Ended
                                                                      December 31, 2000
                                                                      -----------------
  Net loss                                                            $         (58,724)
  Unrealized loss on marketable securities, net of tax of $10,438               (15,673)
                                                                      -----------------
  Total comprehensive loss                                            $         (74,397)
                                                                      =================

  The after tax components of accumulated other comprehensive loss for the year ended December 31, 2000 are as follows:

                                                          Unrealized
                                                           Loss on
                                                          Marketable
                                                          Securities
                                                          ----------
  Balance, January 1, 2000                                $        -
  Current period change                                      (15,673)
                                                          ----------
  Balance, December 31, 2000                              $  (15,673)
                                                          ==========

4.   RESTRUCTURING AND OTHER UNUSUAL CHARGES

During the year ended December 31, 2000, the Group's management, with the appropriate level of authority, formally committed to various strategic initiatives. As a result of such initiatives, during the year ended December 31, 2000, the Group incurred and paid restructuring and other unusual charges ("Unusual Charges") of $2,384, all of which were personnel related charges. The restructuring initiatives were aimed at improving the overall level of organizational efficiency, consolidating and rationalizing existing processes, reducing cost structures in the Group's underlying businesses and other related efforts. The personnel related costs include severance resulting from the consolidation of business operations and certain corporate functions as well as other related costs. The Group formally communicated to 38 employees, representing a wide range of employee groups, as to their separation from the Group. As of December 31, 2000, 34 employees were terminated from the Group. The liability associated with the Unusual Charges of $862 at September 30, 2000 was reversed during fourth quarter 2000 as a result of certain employees ceasing employment earlier than expected.

5.  PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of:
                                                       December 31,
                                                  ----------------------
                                                     2000        1999
                                                  ---------    ---------
Building                                          $   4,140    $   4,134
Leasehold improvements                                8,102        1,473
Computer and telephone equipment                     16,245       10,665
Office furniture                                      2,393          992
                                                  ---------    ---------
                                                     30,880       17,264
Less accumulated depreciation and amortization        9,373        6,728
                                                  ---------    ---------
                                                  $  21,507    $  10,536
                                                  =========    =========

6.   INCOME TAXES

The income tax benefit (expense) consisted of:

                                                                              Years Ended
                                                                              December 31,
                                                           -----------------------------------------------
                                                               2000              1999              1998
                                                           -----------        ----------        ----------
Current:
 Federal                                                   $    24,182        $    5,758        $    1,402
 State                                                           7,270             1,568               346
 Foreign                                                           867                 -                 -
                                                           -----------        ----------        ----------

                                                                32,319             7,326             1,748
                                                           -----------        ----------        ----------
Deferred:
 Federal                                                         5,651             1,305               (20)
 State                                                             807               186                (3)
                                                           -----------        ----------        ----------
                                                                 6,458             1,491               (23)
                                                           -----------        ----------        ----------
                                                           $    38,777        $    8,817        $    1,725
                                                           ===========        ==========        ==========


Deferred income tax assets and liabilities consisted of:

                                                                      December 31,
                                                           ------------------------------
                                                               2000               1999
                                                           ------------       ------------
Current deferred tax asset (liability):
 Accrued expenses                                          $        83        $        84
 Prepaid expenses                                                 (143)            (1,811)
 Unrealized loss on marketable securities                       10,438                  -
 Provision for doubtful accounts                                 4,743              2,218
Noncurrent deferred tax asset (liability):
 Depreciation and amortization                                   1,845              1,106
 Stock option compensation                                       1,513                105
 Other                                                             107                (12)
                                                           -----------        -----------
                                                           $    18,586        $     1,690
                                                           ===========        ===========

The Group's effective income tax rate differs from the statutory federal rate as follows:

                                                                            December 31,
                                                         -------------------------------------------------
                                                             2000             1999                1998
                                                         -----------       -----------         -----------
Federal statutory rate                                          35.0%             35.0%               35.0%
State and local income taxes, net of
 federal tax benefit                                             5.4               5.0                 4.3
 Foreign tax differential                                       (0.2)                -                   -
Amortization of nondeductible
 goodwill                                                       (0.4)             (1.0)               (4.6)
Other, net                                                      (0.1)             (0.3)               (1.1)
                                                         -----------       -----------         -----------
                                                                39.7%             38.7%               33.6%
                                                         ===========       ===========         ===========

7.   RELATED PARTY TRANSACTIONS

The Group maintains several related party agreements with its Parent Company and/or its affiliates.

During 1999 and 1998, the Group had an Internet engineering services agreement with Cendant, whereby services were charged to the Group based upon usage volume. Such charges were $1,773 and $795 for the years ended December 31, 1999 and 1998, respectively. During 2000, Cendant provided similar Internet engineering services to the Group without a formal agreement between the Group and Cendant. Charges for such services were $4,796 for the year ended December 31, 2000.

On October 1, 1999, the Group entered into a 40-year Internet Cooperation Agreement with each of Cendant's three real estate franchise systems. Under the terms of these agreements, the Group receives fees for Web site management. Such fees were $4,672 during 2000 and $429 during 1999.

On February 15, 1999, the Group entered into a one-year advertising agreement with Cendant Mortgage Corporation, whereby the Group provides advertising space and links to various mortgage programs and products on its Web site. The agreement is renewable every six months commencing after the first year until cancelled by either party. The Group earned $2,750 and $360 of revenue under this agreement during the years ended December 31, 2000 and 1999, respectively.

On January 1, 1999, Cendant entered into a four-year agreement with a telecommunications service provider (the "Provider"), which permits the Group to use the voice telecommunication services available to Cendant pursuant to a Cendant agreement that is shared with the Group. The Group receives bills directly from the Provider and is obligated under the service agreement to meet its affiliate guarantee of $300 of annual billings. Any shortfalls in meeting that guarantee will be reimbursed to Cendant by the Group. No such shortfall existed in 2000 or 1999.

Cendant and its subsidiaries also provide various services to the Group, including certain general and administrative services and employee benefit services. Such general and administrative services are accounted for as general and administrative costs ("G&A") and are included in the Combined Statements of Operations. Such charges include legal, accounting (tax and financial), information and telecommunications services, marketing, intellectual property, public relations, corporate offices and travel costs. Cendant allocates the cost of its G&A services to the Group generally based on utilization. Where determinations based on utilization are impracticable, Cendant uses percentage of revenues or other methods and criteria. Allocated charges for G&A totaled $2,656, $1,787 and $1,634 for the years ended December 31, 2000, 1999 and 1998, respectively. In addition, the Group paid $6,424 and $6,945 for the years ended December 31, 1999 and 1998, respectively, to another subsidiary of Cendant for the use of certain trademarks. These trademark agreements were terminated as of December 31, 1999.

The Group's employees participate in Cendant sponsored medical and defined contribution benefit plans. The cost of such plans is allocated to the Group based on a percentage of total payroll dollars. These allocations were $2,596, $2,189 and $2,102 for the years ended December 31, 2000, 1999 and 1998, respectively.

In December 2000, Cendant assigned certain warrants and common stock of two publicly traded companies to the Group. These securities had a cost basis of $5,765 and fair value of $193 at December 31, 2000. The unrealized loss of $5,572 is included in accumulated other comprehensive loss, net of tax.

Cendant has provided necessary funding for the operations and investments of the Group and such funding has been accounted for as capital contributions from Cendant and recorded as group equity along with the Group's accumulated net income or loss and other comprehensive loss.

8.   COMMITMENTS AND CONTINGENCIES

Leases
The Group leases its office facilities under operating leases. During the fourth quarter of 1999, the Group entered into a lease for a larger facility that was occupied during January 2000 to accommodate the operations of its flagship portal site, move.com and the move.com network. Rental expense was $5,008, $1,376 and $987 for the years ended December 31, 2000, 1999 and 1998, respectively.

Future minimum rental payments required under non-cancelable operating leases as of December 31, 2000, including the January 2000 facility lease, are as follows:

2001                                          $   4,397
2002                                              4,437
2003                                              4,016
2004                                              4,093
2005                                              4,184
Thereafter                                        3,915
                                              ---------
                                              $  25,042
                                              =========

Class Action Litigation and Government Investigations
Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC International Inc. ("CUC"), approximately 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits and arbitration proceedings have commenced in various courts and other forums against Cendant and other defendants by or on behalf of persons claiming to have purchased or otherwise acquired securities or options issued by CUC or Cendant between May 1995 and August 1998.

The Securities and Exchange Commission ("SEC") and the United States Attorney for the District of New Jersey are also conducting investigations relating to the matters referenced above. As a result of the findings from Cendant's internal investigations, Cendant made all adjustments considered necessary by Cendant, which are reflected in its previously filed restated financial statements for the years ended December 31, 1997, 1996, and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by Cendant, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities and Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that Cendant had violated certain financial reporting provisions of the Securities and Exchange Act of 1934 and ordered Cendant to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against Cendant.

On December 7, 1999, Cendant announced that it reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey ("District Court") brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998. Under the agreement, Cendant would pay the class members approximately $2.85 billion in cash. The definitive settlement document was approved by the District Court by order dated August 14, 2000. Certain parties in the class action have appealed the District Court's order approving the settlement and its related orders approving the plan of allocation of the settlement fund and awarding attorneys' fees and expenses to counsel for the lead plaintiffs. The U.S. Court of Appeals for the Third Circuit has issued a briefing schedule for the appeals pursuant to which a briefing will be concluded in the middle of February 2001. No date for oral argument has been set.

The settlement does not encompass all litigation asserting claims associated with the accounting irregularities. Cendant does not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. The Group is currently not a party to such litigation and management does not believe that there is any basis for asserting a claim thereunder against the Group. As such, Cendant and the Group do not believe that the impact of such unresolved proceedings should result in a material liability to the Group in relation to its combined financial position or liquidity.

  Other Pending Litigation
  The Group is involved in pending litigation in the usual course of business. In the opinion of management, such other litigation will not have a material adverse effect on the Group's combined financial position, results of operations or cash flows.

  Employee retention bonuses
  In connection with Cendant's announcement during May 1999 to create a real estate Internet portal, later named move.com, Cendant made commitments to pay one-time, broad-based retention bonuses to certain Group employees aggregating approximately $10,400. The costs associated with the bonuses were attributed to the Group. Bonus payments during 1999 were approximately $5,240 and all remaining payments were made by March 31, 2000.

  9.  ACQUISITION

  On May 12, 2000, Cendant acquired all of the stock of Housenet, Inc. for 159,795 shares of the Cendant tracking stock ("Move.com Group common stock") with an estimated fair value of $3,608, which is exclusive of other acquisition related costs, and attributed the net assets to the Group. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on fair values. The excess of purchase consideration over net tangible assets acquired of $3,472 has been allocated to goodwill and is being amortized on a straight-line basis over 5 years. In connection with the acquisition, the seller of Housenet, Inc. acquired a put option to receive proceeds of $2,500 for 79,899 shares of Move.com Group common stock if certain events do not occur within an 18-month period subsequent to May 12, 2000. This contingent obligation is reported in noncurrent liabilities in the accompanying combined balance sheets.

  10. LIBERTY DIGITAL, INC. INVESTMENT

  On March 31, 2000, Liberty Digital, Inc. ("Liberty Digital") purchased 1,598,030 shares of Move.com Group common stock from Cendant for $31.29 per share in exchange for consideration consisting of $10 million in cash and 813,215 shares of Liberty Digital Class A common stock valued at approximately $40 million. Cendant contributed the proceeds of this transaction to the Move.com Group.

  Based on a contractual agreement with Liberty Digital, the Group can sell up to one-seventh of the Liberty Digital shares per quarter. As of December 31, 2000, 232,347 shares are considered restricted and are recorded as a noncurrent investment at cost. Had the noncurrent portion of the investment been recorded as an available-for-sale security with corresponding unrealized gains or losses reported as a component of other comprehensive loss, the additional net unrealized loss on the noncurrent investment would have been $6,151, net of tax.

  As of December 31, 2000, there are 464,694 shares that are considered an available-for-sale investment. The Group has reported unrealized losses of $12,303, net of tax, as a component of group equity at December 31, 2000. During the year ended December 31, 2000, the Group sold 116,174 shares of its investment in Liberty Digital, reporting a loss of $2,924.

  At December 31, 2000, the Group reviewed its restricted and unrestricted Liberty Digital shares to determine if the decline in fair value from inception was other than temporary and therefore needed to be recognized in earnings. Based upon the factors considered, including financial condition and near-term prospects of the issuer, it was determined that such recognition was not necessary.

  11. MOVE.COM GROUP STOCK OPTION PLAN

  On October 29, 1999, the Board of Directors of Move.com, Inc. adopted the Move.com, Inc. 1999 Stock Option Plan as amended January 13, 2000 (the "Option Plan"), which authorizes the granting of up to 6 million shares of Move.com, Inc. common stock. Certain active employees of the Group and its affiliates are eligible to be granted options under the Option Plan. Options under the plan generally have a 10-year term and are exercisable at 33% per year commencing one year from the grant date. On March 21, 2000, Cendant's stockholders approved the amendment and restatement of Cendant's certificate of incorporation to authorize a new series of Cendant common stock called Move.com Group common stock and the assumption by Cendant of the Option Plan. Such amendment authorizes the granting of an additional 5 million shares of Move.com common stock. With the assumption of the Option Plan by Cendant, employees of the plan are entitled to exercise their options into Move.com Group common stock.

  During the year ended December 31, 2000, 4,103,860 options to purchase shares of Move.com common stock were granted to certain employees of the Group and Cendant under the Option Plan (the "Existing Grants") at a weighted average exercise price of $22.88. Although the Company generally grants employee stock options at fair value, certain options were granted below fair value during 1999. As such, compensation expense is being recognized over the applicable vesting period. Compensation expense of $3,522 and $264 has been recognized in general and administrative expense in the Combined Statement of Operations during the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, unamortized stock compensation was $4,435, and there were 6,320,696 options outstanding, which were held by Move.com and Cendant employees, at a weighted average exercise price of $18.60.

  In accordance with Cendant's Broad-Based Employee Stock Option Plan (the "Cendant Plan"), 80,400 options to purchase shares of Cendant common stock were granted to employees of Welcome Wagon during the year ended December 31, 2000, at fair value. At December 31, 2000, there were 356,332 options outstanding, which were held by Welcome Wagon employees, at a weighted average exercise price of $14.74.

  The Group utilizes the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for the Option Plan. Under APB No. 25, compensation expense is recognized when the exercise prices of Move.com Group's employee stock options are less than the estimated fair value of the underlying Move.com stock on the date of grant.

  12.  STRATEGIC ALLIANCE WITH ALTAVISTA

  On January 27, 2000, the Group announced a strategic alliance with AltaVista, a new-media and commerce network, to create a co-branded real estate channel on the AltaVista Web site. Under the terms of the three-year agreement, the Group will pay AltaVista up to $40,000 to be an exclusive real estate content provider of the new AltaVista Real Estate Channel. In addition, the move.com network will be exclusively featured through banners and links on keyword searches for most real estate and moving related terms. During the year ended December 31, 2000, the Group recognized $10,848 in expense related to such alliance.

  13.  SEGMENT INFORMATION

  Management evaluates each segment's performance based upon an earnings before interest, income taxes and depreciation and amortization calculation. For this purpose, Adjusted EBITDA is defined as earnings before non-operating interest, income taxes and depreciation and amortization, adjusted to exclude items which are of a non-recurring or unusual nature and are not measured in assessing segment performance.

  In 2000, Welcome Wagon entered into an agreement with Move.com, whereby it was agreed that 25% of Welcome Wagon's revenues and 30% of Welcome Wagon's expenses would be allocated to Move.com. During the year ended December 31, 2000, Welcome Wagon allocated $13,947 and $16,037 of revenues and expenses, respectively, to Move.com. No such agreement existed prior to 2000 and, as such, no allocation was made for the years ended December 31, 1999 and 1998.

Segment information is as follows:

----------
                                            Year Ended December 31,
                         -------------------------------------------------------------
                                2000                 1999                 1998
                         ------------------   ------------------   -------------------
                           Net     Adjusted      Net    Adjusted      Net     Adjusted
                         Revenues   EBITDA    Revenues   EBITDA     Revenues   EBITDA
                         --------  --------   --------  --------   --------   --------
Welcome Wagon            $ 41,500  $    686   $ 62,204  $  2,874   $ 73,835   $ (1,950)
Move.com                   56,369   (89,131)    17,622   (21,194)     9,674        411
                         --------  --------   --------  --------   --------   --------
                         $ 97,869  $(88,445)  $ 79,826  $(18,320)  $ 83,509   $ (1,539)
                         ========  ========   ========  ========   ========   ========

A reconciliation of Adjusted EBITDA to combined loss before income taxes is as follows:

                                                            Year Ended December 31,
                                                        ------------------------------
                                                          2000       1999       1998
                                                        --------   --------   --------
Adjusted EBITDA                                         $(88,445)  $(18,320)  $ (1,539)
Depreciation and amortization                              7,102      4,465      3,599
Restructuring and other unusual charges                    2,384          -          -
Interest, net                                               (430)         -          -
                                                        --------   --------   --------
                                                        $(97,501)  $(22,785)  $ (5,138)
                                                        ========   ========   ========

Segment assets are as follows:

                                                           December 31,
                                                        -------------------
                                                          2000       1999
                                                        --------   --------
Welcome Wagon                                           $ 37,747   $ 36,958
Move.com                                                  59,866     17,488
                                                        --------   --------
                                                        $ 97,613   $ 54,446
                                                        ========   ========

14. SUBSEQUENT EVENT

On February 16, 2001, Cendant consummated the sale of the Group to Homestore.com, Inc. ("Homestore") in exchange for approximately 21 million shares of Homestore common stock valued at approximately $720 million.

Item 7(b).  PRO FORMA FINANCIAL INFORMATION

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                                (in thousands)


                                                                               Move.com
                                                                               --------
       ASSETS                                                Homestore.com       Group           Adjustments        Pro Forma
                                                             -------------       -----          ------------        ---------
 Current assets:
       Cash and cash equivalents                                 $  180,985     $    981        $   2,700 (1)        $   184,666
       Short-term investments                                        75,295            -                -                 75,295
       Marketable equity security                                       247        2,353                -                  2,600
       Accounts receivable, net                                      44,472       21,688                -                 66,160
       Current portion of prepaid distribution expense               49,140            -                -                 49,140
       Deferred income taxes                                              -       15,121          (15,121)(3)                  -
       Other current assets                                          29,165        2,371                -                 31,536
                                                                 ----------     --------        ---------            -----------
 Total current assets                                               379,304       42,514          (12,421)               409,397
 Prepaid distribution expense                                       159,226            -                -                159,226
 Property, plant and equipment, net                                  45,061       21,507            2,065 (2)             68,633
 Intangible assets, net                                             194,742       15,756          (15,756)(4)          1,000,982
                                                                                                  806,240 (5)
 Restricted equity securities                                             -       11,603          (11,603)(2)                  -
 Restricted cash                                                     90,000            -                -                 90,000
 Deferred income taxes                                                    -        3,465           (3,465)(3)                  -
 Other non-current assets                                            50,322        2,768                -                 53,090
                                                                 ----------     --------        ---------            -----------
                  Total assets                                   $  918,655     $ 97,613        $ 765,060            $ 1,781,328
                                                                 ==========     ========        =========            ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
       Accounts payable                                          $   13,062     $  5,785        $       -            $    18,847
       Accrued liabilities                                           49,235       14,562           (1,692)(2)             77,705
                                                                                                   15,600 (6)
       Deferred revenue                                              24,194       13,394           (3,000)(2)             34,588
       Current portion of notes payable                                 411            -                -                    411
                                                                 ----------     --------        ---------            -----------
 Total current liabilities                                           86,902       33,741           10,908                131,551
 Distribution obligation                                            189,848            -                -                189,848
 Deferred tax liability, net                                              -            -           62,787 (3),(16)        62,787
 Deferred revenue                                                     2,896            -                -                  2,896
 Other non-current liabilities                                        4,646        4,229           (2,500)(2)              6,375
                                                                 ----------     --------        ---------            -----------
                                                                    284,292       37,970           71,195                393,457
                                                                 ----------     --------        ---------            -----------

 Commitments and contingencies
 Stockholders' equity:
       Convertible preferred
       Common stock                                                      83            -               21 (7)                104
       Additional paid-in capital                                 1,027,423            -          757,254 (7)          1,784,677
       Treasury stock, at cost                                      (16,556)           -                -                (16,556)
       Notes receivable from stockholders                            (7,938)           -                -                 (7,938)
       Deferred stock-based charges                                 (97,724)           -           (3,767)(8)           (101,491)
       Accumulated other comprehensive income                           (23)           -                -                    (23)
       Accumulated deficit                                         (270,902)           -                -               (270,902)
       Group Equity                                                       -       59,643          (59,643)(9)                  -
                                                                 ----------     --------        ---------            -----------
                    Total stockholders' equity                      634,363       59,643          693,865              1,387,871
                                                                 ----------     --------        ---------            -----------
                    Total liabilities and stockholders' equity   $  918,655     $ 97,613        $ 765,060            $ 1,781,328
                                                                 ==========     ========        =========            ===========

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2000
                 (in thousands, except for per share amounts)

                                                                                          Move.com                   Pro Forma
                                                                                          --------                   ---------
                                                                           Homestore.com    Group    Adjustments    Consolidated
                                                                           -------------    -----    -----------    ------------
Revenues                                                                     $ 229,967    $ 97,869   $  (1,626)(10)   $ 323,283
                                                                                                         2,917 (11)
                                                                                                        (4,652)(11)
                                                                                                        (1,192)(11)
Cost of revenues (including non-cash equity charges, see note 15)               62,239      29,584       5,895 (11)      98,232
                                                                                                          (808)(11)
                                                                                                         5,974 (11)
                                                                                                        (4,652)(11)
                                                                             ---------    --------   ---------        ---------
  Gross profit                                                                 167,728      68,285     (10,962)         225,051
                                                                             ---------    --------   ---------        ---------
Operating expenses:
  Sales and marketing (including non-cash equity charges, see note 15)         175,044     103,306      (1,626)(10)     270,750
                                                                                                        (5,974)(11)
  Product development (including non-cash equity charges, see note 15)          15,554       7,403      (5,895)(11)      17,870
                                                                                                           808 (11)
  General and administrative (including non-cash equity charges,
   see note 15)                                                                 60,700      46,021       4,947 (11)     113,199
                                                                                                         1,531 (13)
  Depreciation and amortization of intangible assets                            42,900       7,102      (4,947)(11)     223,263
                                                                                                       180,264 (12)
                                                                                                        (2,056)(4)
  In-process research and development                                            4,048           -           -            4,048
  Restructuring and other unusual charges                                            -       2,384           -            2,384
                                                                             ---------    --------   ---------        ---------
Total operating expenses                                                       298,246     166,216     167,052          631,514
                                                                             =========    ========   =========        =========
Loss from operations                                                          (130,518)    (97,931)   (178,014)        (406,463)
Interest income/(expense), net                                                  23,031         430           -           23,461
Other income/(expense), net                                                     (7,682)          -      (2,917)(11)     (10,599)
                                                                             ---------    --------   ---------        ---------
Net loss before income tax benefit                                            (115,169)    (97,501)   (180,931)        (393,601)
Income tax expense/(benefit)                                                         -      38,777     (38,777)(17)           -

                                                                             ---------    --------   ---------        ---------
Net loss                                                                     $(115,169)   $(58,724)  $(219,708)       $(393,601)
                                                                             =========    ========   =========        =========

Historical basic and diluted net loss per share                              $   (1.44)
                                                                             =========
Shares used to calculate historical basic and
  diluted net loss per share                                                    79,758
                                                                             =========
Pro forma basic and diluted net loss per share                                                                        $   (3.89)
                                                                                                                      =========
Shares used to calculate pro forma basic and
  diluted net loss per share                                                                                            101,120 (14)
                                                                                                                      =========

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                             FINANCIAL INFORMATION

1.   Basis of Presentation

     In February 2001, Homestore.com, Inc. ("Homestore.com or the "Company") acquired the Group from Cendant Corporation ("Cendant") pursuant to the terms of the Agreement and Plan of Reorganization (the "Merger Agreement") dated as of October 26, 2000, by and among Homestore.com, Inc. Metal Acquisition Corp., WW Acquisition Corp., Move.com, Inc. ("Move.com"), Welcome Wagon International, Inc. ("WelcomeWagon"), Cendant Membership Services Holdings, Inc. and Cendant Corporation. In connection with the acquisition, Homestore.com issued an aggregate of approximately 21.4 million shares of its common stock in exchange for all outstanding shares of capital stock of Move.com and Welcome Wagon and assumed approximately 3.2 million outstanding stock options of Move.com. The acquisition has been accounted for as a purchase. The acquisition cost has preliminary been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The preliminary allocation of the excess purchase consideration over net tangible assets acquired of $830.6 million has preliminary been allocated to goodwill and other purchased intangible assets and are being amortized on a straight-line basis over estimated lives ranging from three to fifteen years.

     The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2000 give effect to the acquisition as if it had occurred at the beginning of the year. The unaudited pro forma condensed combined consolidated statements of operations were prepared based on the audited consolidated statement of operations for the year ended December 31, 2000 for Homestore.com and the audited combined statement of operations for the year ended December 31, 2000 for the Group.

     The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2000 gives effect to the mergers as if they had occurred on December 31, 2000 and combines the historical consolidated balance sheet of Homestore.com and the historical combined balance sheet of the Group.

     The unaudited pro forma condensed combined consolidated financial information is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the combined consolidated financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during this period. This unaudited pro forma condensed combined consolidated financial information is based upon the respective historical consolidated financial statements of Homestore.com and the combined financial statements of the Group and notes thereto.

2.   Pro Forma Adjustments

     Pro forma adjustments reflect the following in the unaudited pro forma condensed combined consolidated balance sheet and statement of operations:

 (1) Cash to be contributed by Cendant on or before completion of the mergers, under the merger agreement

 (2) To adjust the net book values of assets and liabilities acquired to their estimated fair market value

 (3) Netting of the Group's deferred tax assets by Homestore.com against the deferred tax liability attributable to the allocation of purchase price to identifiable intangible assets

 (4) Elimination of the Group's intangible assets and related amortization

 (5) Preliminary allocation of the excess purchase consideration over the fair value of net tangible assets acquired. The fair value of the common stock to be issued was determined based on an average of the price per share of Homestore.com common stock on the dates surrounding the announcement of merger while the fair value of the assumed options was determined based on the Black-Scholes Model. The deferred tax liability was determined using a 40% effective tax rate and gives effect to an estimated Homestore.com valuation allowance of $42.7 million at December 31, 2000 as follows (in thousands):

                                 Purchase Price

Fair value of common stock issued..................................... $690,313
Fair value of the Group's options assumed.............................   66,962
Transaction costs.....................................................   15,600
                                                                       --------
Total purchase price.................................................. $772,875
                                                                       ========

                              Net Assets Acquired

Fair value of net tangible assets of the Group........................ $  5,022
Goodwill..............................................................  520,240
Identified intangible assets..........................................  286,000
Deferred tax liability................................................  (62,787)
                                                                       --------
Net assets acquired................................................... $772,875
                                                                       ========

     The allocation of the purchase price will depend upon the composition of the Group's net assets on the closing date and Homestore.com's evaluation of the fair value of the net assets as of the closing date which will progress over the next few quarters. Consequently, the actual allocation of the purchase price could significantly differ from that presented above

 (6) Estimated acquisition costs

 (7) Issuance of approximately 21.4 million shares of common stock in exchange for all outstanding shares of capital stock of the Group and assumed approximately 3.2 million outstanding stock options of the Group.

 (8) Intrinsic value of unvested stock options assumed by Homestore.com

 (9) Elimination of the Group's group equity account

(10) Elimination of intercompany transactions

(11) Reclass of revenue, expenses and other income, to conform to the financial statement presentation of Homestore.com

(12) Amortization of intangible assets with expected lives ranging from 2 to 15 years with a weighted average life of 5.25 years

(13) Stock-based charges relating to the assumption of the Group's unvested options

(14) Additional weighted average shares used in the calculation of pro forma basic and diluted net loss per share applicable to common stockholders reflect the issuance of 21,361,605 shares of common stock as part of the Group purchase consideration as if they had been issued on January 1, 1999

(15) The following chart summarizes the stock-based charges that have been included in the following captions for each of the periods presented (in thousands):

                                          Year Ended
                                      December 31, 2000
                                      -----------------
      Cost of revenues...............      $   607
      Sales and marketing............       51,381
      Product development............          572
      General and administrative.....        3,095

                                           -------
                                           $55,655
                                           =======

(16) Deferred tax liability attributable to the book and tax basis difference for acquired identifiable intangible assets. The tax benefit of deferred tax liabilities recorded as a component of the purchase price allocation will be realized prospectively in the results of Homestore.com

(17) Elimination of the Group tax benefit that was a result of a tax sharing arrangement. On a pro forma basis no benefit will be recognized due to the likelihood that Homestore.com may not generate sufficient taxable income to utilize the benefit

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             HOMESTORE.COM, INC.


         Date: April 10, 2001                By: /s/ Joseph J. Shew
                                                --------------------------
                                                Joseph J. Shew

                                                Senior Vice President,
                                                Chief Financial Officer
                                                and Assistant Secretary